Exhibit 21.1

Subsidiaries of the Registrant

Jerrick Ventures, Inc., a Nevada corporation (Jerrick, Inc.) is a wholly owned subsidiary of the Company

Below is a list of wholly owned subsidiaries of Jerrick, Inc. which are wholly owned by the Company by virtue of its ownership of Jerrick, Inc.

Name of combined affiliate	State or other jurisdiction of incorporation or organization	Company interest

Castle 6 Productions LLC	The State of New Jersey	100%

Filthy Gorgeous LLC	The State of Delaware	100%

Geek Room LLC	The State of Delaware	100%

Graphic Expression Corporate Collectibles LLC	The State of Delaware	100%

Guccione Stores LLC	The State of New Jersey	100%

iLongevity LLC	The State of New Jersey	100%

JAJ Enterprises LLC	The State of Delaware	100%

Miss Filthy LLC	The State of Delaware	100%

Next Geek Thing LLC	The State of Delaware	100%

No One’s Pet LLC	The State of New Jersey	100%

OMNI Reboot LLC	The State of Delaware	100%

Romper Zombie LLC	The State of Delaware	100%

Steam Wars LLC	The State of Delaware	100%